EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                 Six Months Ended June 30, 1996 and July 2, 1995

(Thousands of Dollars and Shares Except Per Share Data)



                                           1996                1995
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $ 30,351    30,351     6,790     6,790
Interest and amortization on 6%
 convertible notes, net of taxes (a)       -         -         -         -
                                     -------   -------   -------   -------
Net earnings applicable to
 common shares                      $ 30,351    30,351     6,790     6,790
                                     =======   =======   =======   =======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                             87,345    87,345    87,528    87,528
  Actual exercise of stock
   options and warrants                  155       155       122       122
  Assumed exercise of stock
   options and warrants                1,086     1,086       619       726
  Actual conversion of 6%
   convertible notes                       1         1         -         -
  Assumed conversion of 6%
   convertible notes (a)                   -         -         -         -
  Purchase of common stock              (340)     (340)       (6)       (6)
                                     -------   -------   -------   -------
  Total                               88,247    88,247    88,263    88,370
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $    .34       .34       .08       .08
                                     =======   =======   =======   =======

(a) The effect of these notes is antidilutive and as such is not included.
(b) Computation to arrive at the average number is a weighted average computation.